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[MEC LOGO]                                 Magna Entertainment Corp.

                                              337 Magna Drive
                                              Aurora, Ontario,
                                              Canada  L4G 7K1
                                              Tel (905) 726-7082
                                              Fax (905) 726-7172

EXHIBIT 99

                   MAGNA ENTERTAINMENT GROUP SUCCEEDS IN BID
                             FOR NEW YORK CITY OTB

August 2, 2001, Aurora, Ontario, Canada......Magna Entertainment Corp. ("MEC")
(NASDAQ:MIEC; TSE: MIE.A, MEH)

Mayor Rudolph Giuliani of the City of New York announced this afternoon that GMR-NY LLC (GMR) has been selected as the successful bidder to acquire the New York City Off-Track Betting operation (NYCOTB) from the City. Completion of the transaction is subject to conditions, including the passage of enabling legislation by the New York State Assembly and Senate and the execution of a definitive agreement of purchase and sale.

The members of GMR are MEC, Greenwood Racing Inc. and Racing Enterprises LLC.

GMR has agreed to pay a purchase price of up to $260 million upon completion of the transaction, along with annual payments to the City based upon a percentage of the annual handle of NYCOTB. The final purchase price could be lower depending upon the content of the legislative amendments achieved prior to closing. If the State Legislature approves the transaction but does not authorize enhanced business capacity, the purchase price will be $150 million payable upon completion of the transaction, another $50 million payable over five years, and annual payments based upon a percentage of handle. If certain business enhancements are approved, but not all of those sought, the purchase price will be adjusted to reflect the extent of the enhancements.

"We are very pleased to be selected as the successful bidder for NYCOTB", said Frank Stronach, Chairman of MEC. "We applaud the Mayor and his colleagues for delivering on their commitment to privatize NYCOTB. The goal of our group is to make NYCOTB an industry leader, offering 21st century wagering facilities, amenities and technology to OTB customers."

"The success of the off-track betting business depends on the quality of the live racing product being offered to the wagering public", said Jim McAlpine, MEC's President and CEO. "To this end, GMR is committed to working with the racetracks in New York to ensure we deliver a first class product to our off-track customers."

Frank Stronach said, "We will begin immediately to meet with union leaders representing NYCOTB employees to develop a win/win relationship. For as long as I have been in business the key to success has been aligning the needs of workers, managers and the providers of capital to produce a better product at a competitive price. We are committed to utilizing this proven formula in building NYCOTB. In this way we will not only improve profits but we will grow and thereby create more and higher paying jobs. Growing NYCOTB will also generate additional purse money and benefit New York horsemen."
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"While completion of this transaction is dependent upon the passage of enabling legislation and certain other conditions, we will work with labor, the City, the State and racetracks throughout New York to bring about a successful transition from public to private ownership that all of New York can be proud of."

"We are excited about the opportunity that NYCOTB presents", said Jim McAlpine. "We believe that our ownership of multiple racetracks and our extensive operating experience will enable us to enhance the operations of NYCOTB while increasing revenue and profitability."


Greenwood Racing Inc., a member of the successful bidder, is engaged in the pari-mutuel wagering business in both Pennsylvania and New Jersey. Greenwood owns Philadelphia Park Racetrack in Bensalem, Pennsylvania, a network of off-track wagering facilities located in southeastern Pennsylvania and an account wagering business.

Racing Enterprises LLC is a company owned by William Mack and Robert Baker, two prominent New York businessmen.

MEC, one of the largest operators of premier horse racetracks in the United States, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including OTB's, and owns and operates "Call-A-Bet", a national account wagering system.

This press release contains various "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). The Act provides certain "safe harbor" provisions for forward-looking statements. All forward-looking statements made in this press release are made pursuant to the Act. The reader is cautioned that these statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as "may," "will," "expect," "anticipate," "estimate," and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: the impact of competition from operators of other racetracks and from other forms of gaming (including Internet and on-line wagering); a substantial change in law or regulations affecting our gaming activities; a substantial change in allocation of live racing days; our continued ability to effectively compete for the country's top horses and trainers necessary to field high-quality horse racing; our continued ability to complete expansion projects designed to generate new revenues and attract new patrons; our ability to sell some of our real estate when we need to or at a price we want; the impact of inclement weather; and our ability to integrate recent racetrack acquisitions.



For further information, contact:

Graham Orr
Executive Vice President & Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario L4G 7K1
Tel: (905) 726-7099